UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2023 (September 1, 2023)

Warner Music Group Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway,
New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock	WMG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2023, Warner Music Group Corp. (the “Company”) announced that it had begun planning for the succession of the Company’s Chief Financial Officer, Eric Levin. On September 19, 2023, the Company announced the appointment of Bryan Castellani as Executive Vice President, Chief Financial Officer (“CFO”), effective October 16, 2023.

Mr. Castellani, age 52, has been employed by The Walt Disney Company in various operational and financial roles since 1995. Most recently, he served as Executive Vice President and Chief Financial Officer, Disney Entertainment and ESPN, where he was responsible for leading business and financial planning functions for the Disney Media & Entertainment Distribution and ESPN businesses. Prior to his roles at Disney Entertainment and ESPN, Mr. Castellani held senior operational and financial positions at The Walt Disney Company and in divisions of The Walt Disney Company, including Disney Media & Entertainment Distribution, ESPN, ABC News, The Walt Disney Company (Japan), ABC TV Network, Disney Interactive Media Group and The Disney Store Japan and The Disney Store. Mr. Castellani holds a B.A. in Economics and Political Science from the University of Rochester. The Company believes that all of these experiences give Mr. Castellani the qualifications and skills to serve as the Company’s CFO.

On September 1, 2023, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Castellani. The Employment Agreement has an indefinite term, subject to termination by either party on nine months’ advance written notice, and includes non-competition covenants during Mr. Castellani’s employment and non-solicitation covenants applicable during and for 12 months following Mr. Castellani’s employment.

The Employment Agreement provides for a base salary of $1,100,000, a target annual cash bonus of $1,100,000 (with the actual award value to be determined by the Company in its sole discretion based on factors including the strength of Mr. Castellani’s performance and the performance of the Company) and an annual grant of Restricted Stock Units with an aggregate pre-tax, grant date target value of $2,200,000 (the “RSUs”), with the first grant to be made in January 2024. The RSUs will vest in four equal installments on each of the first four anniversaries of the grant date, subject to Mr. Castellani’s continued employment with the Company. If Mr. Castellani resigns for “good reason” or the Company terminates his employment without “cause,” a pro rata portion of any unvested RSUs will vest based on the portion of the annual vesting period that has elapsed as of the date of such termination, and the remaining RSUs will remain outstanding and will settle into shares of our common stock on the scheduled vesting dates, subject to Mr. Castellani’s delivery of a release of claims in favor of the Company and his continued compliance with noncompetition covenants set forth in the award agreement. Following a qualifying retirement, any unvested RSUs will remain outstanding and will settle into shares of our common stock on the scheduled vesting dates subject to Mr. Castellani’s continued compliance with noncompetition covenants set forth in the award agreement. The RSUs will be granted under the Company’s 2020 Omnibus Incentive Plan (the “Plan”), and will be subject to the terms and conditions of the Plan. The Employment Agreement also provides that Mr. Castellani will receive a one-time signing bonus payment of $1,100,000.

The Employment Agreement further provides that, if Mr. Castellani’s employment is terminated by the Company without “cause” or by Mr. Castellani for “good reason,” subject to his execution of a release of claims in favor of the Company, he will receive continued payment of his base salary for a period of 12 months, a pro rata portion of his annual bonus for the year of termination based on actual performance, and the Company will pay his premiums for the first twelve months of COBRA continuation coverage. If Mr. Castellani resigns voluntarily and provides at least nine months’ advance written notice to the Company, he will receive a pro rata bonus for the year of termination, but will not receive additional severance payments or benefits.

The foregoing description of the Employment Agreement and the terms of the RSUs does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Employment Agreement and the RSU award agreement. The Employment Agreement and the RSU award agreement will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending September 30, 2023.

As previously disclosed, pursuant to a separation agreement between the Company and Mr. Levin entered on May 4, 2023, Mr. Levin’s employment with the Company will continue through January 15, 2024. From October 16, 2023 to January 15, 2024, Mr. Levin will serve as a senior advisor to the Company.

A copy of the press release announcing the appointment of Mr. Castellani is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Warner Music Group Corp. on September 19, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

By:	/s/ Paul M. Robinson
Paul M. Robinson
Executive Vice President and General Counsel

Date: September 19, 2023